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                                        February 23, 1996



Board of Directors
IL Annuity and Insurance Co.
2960 North Meridian Street
Indianapolis, Indiana 46208

To the Board of Directors:

         This opinion is furnished in connection with the registration of variable annuity contracts under the Securities Act of 1933 (the "1933 Act") pursuant to the provisions of Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"). In rendering this opinion, I have reviewed such matters of fact and issues of law as I have deemed necessary or appropriate.

         During the year ended December 31, 1995, IL Annuity and Insurance Company ("Company") sold $286,013 of variable annuity contracts pursuant to the Registration Statement on Form N-4 of the IL Annuity and Insurance Co. Separate Account 1 under the 1933 Act, File No. 33-89028 (the "Account"). The initial Registration Statement for the Account registered an indefinite amount of securities of the Account pursuant to Rule 24f-2 under the 1940 Act. The registration of the contracts sold during 1995 is to be made definite by the filing of the Account's Rule 24f-2 Notice on Form 24F-2 in accordance with the Rule.

         Based on the above, it is my opinion that the individual variable annuity contracts funded by the Account and the units of interest thereunder, the registration of which is made definite by the filing of the Rule 24f-2 Notice on Form 24F-2, were legally issued and are legal and binding obligations of the Company in accordance with their terms.

                                        Very truly yours,

                                        /s/Margaret M. McKinney

                                        Margaret M. McKinney
                                        Vice President, Associate
                                        General Counsel and Secretary